Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors	Media
Carol Hausner	Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports Initial Phase II Findings with its
HuN901-DM1 Anticancer Compound in the Treatment of Small-Cell Lung Cancer

- Company’s Lead TAP Compound Demonstrates Objective Evidence
 of Anticancer Activity -

ORLANDO, FL, May 17, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that favorable initial Phase II findings with its lead Tumor-Activated Prodrug (TAP) compound, huN901-DM1, were reported at the 41st Annual Meeting of the American Society of Clinical Oncology (ASCO) in Orlando, Florida. As reported by Frank V. Fossella, MD, of the MD Anderson Cancer Center – one of the study’s lead investigators – huN901-DM1 demonstrated objective evidence of anticancer activity in the treatment of small-cell lung cancer, triggering expansion of the study to include additional patients (ASCO Abstract #30765).

HuN901-DM1 is in development by ImmunoGen for the treatment of small-cell lung cancer and other cancers that express the CD56 antigen targeted by the compound. The findings reported today are from the Phase II part of a Phase I/II study. In the Phase I, dose-escalation part of the study, huN901-DM1 was found to be well tolerated at doses that demonstrate evidence of anticancer activity, as reported previously.

This Phase II study is designed to provide an initial assessment of the efficacy of huN901-DM1 in the treatment of patients with small-cell lung cancer. Patients with CD56-positive small-cell carcinoma also are eligible for enrollment. To qualify for enrollment, these patients need to have relapsed after previous treatment for their cancer. Patients receive 60 mg/m2 of huN901-DM1 weekly for four consecutive weeks in a six-week cycle. HuN901-DM1 is the only anticancer agent that the patients receive during the study.

The Phase II findings reported today are from fourteen patients: thirteen with small-cell lung cancer and one with a CD56-positive small-cell carcinoma of the cervix. Among this small group of patients, one patient had a durable, partial response (RECIST criteria) to treatment with huN901-DM1: a patient with relapsed small-cell lung cancer had significant tumor regression that was sustained for over 18 weeks. The patient with small-cell

–more

carcinoma of the cervix also had a partial response in her first treatment cycle, but did not receive further treatment and her cancer progressed. Three patients had stable disease that was not durable.

HuN901-DM1 was generally well tolerated. Two patients had grade 4 side effects – one had abnormal sensitivity to sensory stimuli (hyperesthesia) and one had headache/non-infective meningitis that was reversible. There were no reports of clinically-significant myelosuppression (e.g., thrombocytopenia or other hematological toxicities).

Under the study protocol, if an objective response is reported among the first fourteen Phase II patients, the study is to be expanded to thirty-five patients to better define the clinical activity of the compound.

Robert J. Fram, MD, Vice President, Clinical Development, ImmunoGen, commented, “We are encouraged by these clinical findings, and are in the process of expanding this trial to include additional centers. We also are in the process of initiating a clinical study with huN901-DM1 in multiple myeloma. We expect the body of clinical data for this TAP compound to increase substantially within the next twelve to twenty-four months.”

HuN901-DM1 is wholly-owned by ImmunoGen, and is in development by the Company for the treatment of cancers that express CD56, such as small-cell lung cancer, other neuroendocrine cancers, and certain hematologic malignancies including multiple myeloma. HuN901-DM1 comprises the anti-CD56 antibody, huN901, and the potent cell-killing agent, DM1. The huN901 antibody is used to target the compound specifically to CD56-positive cancer cells and the DM1 serves to kill these cells.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.